UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2023

OAKTREE STRATEGIC CREDIT FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	No. 814-01471	87-6827742
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 S. Grand Avenue, 28th Floor, Los Angeles, CA		90071
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (213) 830-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2023 (the “Effective Date”), OSCF Lending SPV, LLC (“OSCF Lending SPV”), a wholly owned subsidiary of Oaktree Strategic Credit Fund (the “Company”), entered into a loan and security agreement (the “Loan and Security Agreement”), among OSCF Lending SPV, as borrower, the Company, as parent and servicer, Citibank, N.A., as collateral agent and securities intermediary, Virtus Group, LP, as collateral administrator, the lenders party thereto, and JPMorgan Chase Bank, National Association (“JPM”), as administrative agent (the “Administrative Agent”), pursuant to which JPM has agreed to extend credit to OSCF Lending SPV in an aggregate principal amount up to $150 million (the “Maximum Commitment”) at any one time outstanding.

The Loan and Security Agreement provides for a senior secured revolving credit facility that has a three-year reinvestment period (the “Availability Period”) and a stated maturity date that is five years after the Effective Date. Subject to certain conditions, including consent of the lenders and the Administrative Agent, at any time during the Availability Period, OSCF Lending SPV may propose one or more increases in the Maximum Commitment up to an amount not to exceed $500 million. Borrowings under the Loan and Security Agreement shall be denominated in U.S. Dollars and bear interest at a rate per annum equal to the forward-looking term rate with a three-month tenor, based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator), and as published by CME Group Benchmark Administration Limited (or a successor administrator), plus 2.95%.

The obligations of OSCF Lending SPV under the Loan and Security Agreement are secured by all of the assets held by OSCF Lending SPV, including certain loans sold or to be sold or transferred or to be transferred by the Company to OSCF Lending SPV (such loans, the “Loans”) pursuant to the terms of the Sale and Participation Agreement, dated as of the Effective Date (the “Sale Agreement” and, together with the Loan and Security Agreement, the “Agreements”), between OSCF Lending SPV, as buyer, and the Company, as seller, pursuant to which the Company will sell Loans to OSCF Lending SPV from time to time. Under the Agreements, the Company and OSCF Lending SPV, as applicable, have made representations and warranties regarding the Loans, as well as their businesses, and are required to comply with various covenants, servicing procedures, limitations on the disposition of Loans, reporting requirements and other customary requirements for similar revolving funding facilities.

The Loan and Security Agreement contains customary events of default for similar financing transactions. Upon the occurrence and during the continuation of an event of default, the Administrative Agent may terminate the commitments and declare the outstanding loans and all other obligations under the Loan and Security Agreement immediately due and payable.

Borrowings under the Loan and Security Agreement are subject to various covenants under the Agreements as well as the asset coverage requirement contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Loan and Security Agreement and the Sale Agreement and is qualified in its entirety by reference to the Loan and Security Agreement and the Sale Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of February 24, 2023, among OSCF Lending SPV, LLC, as borrower, Oaktree Strategic Credit Fund, as parent and servicer, Citibank, N.A., as collateral agent and securities intermediary, Virtus Group, LP, as collateral administrator, the lenders party thereto, and JPMorgan Chase Bank, National Association, as administrative agent.*

10.2	Sale and Participation Agreement, dated as of February 24, 2023, between OSCF Lending SPV, LLC, as buyer, and Oaktree Strategic Credit Fund, as seller.*

*

Schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKTREE STRATEGIC CREDIT FUND
(Registrant)

By:	/s/ Mary Gallegly
Name:	Mary Gallegly
Title:	General Counsel and Secretary

Date: March 1, 2023

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